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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF THE MONEY STORE INC.]


                               October 30, 1996

The Board of Directors
The Money Store Inc.
2840 Morris Avenue
P.O. Box 3155
Union, New Jersey 07083-1955

      Re:   The Money Store Inc.
            Prospectus Supplement dated October 30, 1996 (to the Prospectus dated February 13, 1996) in connection with the Registration Statement on Form S-3
            File No. 33-98972
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Gentlemen:

     I am Vice President and Corporate Counsel for The Money Store Inc. (the "Company"), a New Jersey corporation. This opinion is rendered in connection
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with the proposed public offering of 4,600,000 shares of the Company's $1.72
Mandatory Convertible Preferred Stock, no par value per share (the "Preferred
                                                                    ---------
Stock"). I have examined the Restated Certificate of Incorporation (as amended
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on May 23, 1996 and October 17, 1995), By-laws and other corporate records of the Company, and such other instruments, certificates, and other documents, as we have deemed relevant to this opinion. In making such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of documents submitted to me as certified or photostated copies.

     Capitalized terms not otherwise defined herein are used as defined in, or by reference to, that certain Underwriting Agreement between the Company and the parties thereto dated October 30, 1996.

     Based upon the foregoing, I am of the opinion that:

     1. The shares of Preferred Stock have been duly authorized and, when issued and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

     2. The shares of Common Stock into which the Preferred Stock will be convertible have been duly authorized and, when issued and delivered upon conversion of the Preferred Stock, will be validly issued, fully paid and nonassessable.
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The Board of Directors
The Money Store Inc.
October 30, 1996
Page 2

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and I further consent to the reference made to me under the caption "Legal Opinions" in the Registration Statement and the Prospectus which constitutes a part thereof.

                                       Very truly yours,


                                       /s/ ERIC R. ELWIN
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                                       Eric R. Elwin
                                       Vice President and
                                       Corporate Counsel